CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Independent Registered Public Accountant” within the Prospectus and “Independent Registered Public Accounting Firm and Legal Counsel” within the Statement of Additional Information and to inclusion of our reports dated December 19, 2014 with respect to the financial statements of Cross Shore Discovery Fund, Ltd. for the fiscal years ended June 30, 2013 and June 30, 2014 and the use of our report dated May 29, 2015 of Cross Shore Discovery Fund, included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, No. 333-196691) of Cross Shore Discovery Fund.

/s/ ERNST & YOUNG LLP

New York, New York

September 11, 2015